W.W. GRAINGER, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
For the First Quarter Ended March 31, 2005
(Unaudited)

Company Contacts: W. D. Chapman 847-535-0881 N. A. Hobor 847-535-0065 Issued: April 15, 2005

First Quarter Highlights

•     Sales of $1.3 billion were up 9% versus 2004.

•     Operating earnings for the quarter were $109 million, an increase of 8% versus 2004.

•     Earnings per share for the quarter were $0.79, up 14% versus $0.69 in 2004.

•     Beginning January 1, 2005 Integrated Supply was merged into Grainger’s U.S. Branch-based Distribution business within the Branch-based Distribution segment. Prior periods have been restated for comparability.

Contents

I. II. III. IV.	EARNINGS REVIEW BALANCE SHEET DATA CASH FLOW DATA BUSINESS SEGMENT RESULTS EXHIBITS A. Daily Sales Growth by Segment B. Sales by Segment C. Operating Earnings by Segment	2 4 5 6 9 10 11

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

I.  EARNINGS REVIEW

	Net Sales

	Three Months Ended
	($ in millions)
	03/31/05	03/31/04	Inc/(Dec)
Net Sales	$1,335	$1,228	9%

Sales Days	2005	2004
First Quarter	64	64
Total Year	255	255

Sales in the first quarter benefited from the economy, market share gains, ongoing strategic initiatives and a favorable Canadian exchange rate. Partially offsetting these positive effects was the negative impact from the timing of the Easter holiday, which fell into the first quarter of 2005 versus the second quarter of 2004.

	Daily Sales Inc/(Dec) 2005 vs. 2004

2005 Month	Total Company	Branch-based Distribution	Lab Safety
January	10.4%	10.9%	3.0%
February	10.3	10.0	15.2
March	5.9	5.6	8.7
First Quarter	8.7	8.7	9.0

Sales were up 9% driven by an increase in both segments. The increase in the Branch-based Distribution segment was primarily driven by strengthening manufacturing and commercial sectors and a favorable Canadian exchange rate. Lab Safety benefited from the acquisition of AW Direct, Inc. Overall, March sales were negatively impacted by the timing of the Easter holiday.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

Operating Earnings

	Three Months Ended
	($ in millions)
	03/31/05	03/31/04	Inc/(Dec)
Operating Earnings	$109	$101	8%
Operating Margin	8.1%	8.2%	(0.1	)pp
ROIC*	22.3%	21.9%	0.4	pp

The Company’s operating earnings were $109 million for the first quarter of 2005 versus $101 million for the first quarter of 2004. The operating earnings improvement was from both the Branch-based Distribution and Lab Safety segments, as well as from lower operating expenses at headquarters. The operating earnings improvement in the Branch-based Distribution segment reflected higher gross profit margins, warehouse productivity, lower bonus accruals and lower bad debt provisions. Partially offsetting these improvements were increased expenses related to market expansion and the SAP system, as well as higher sales commissions and profit sharing accruals. The improvement at Lab Safety was primarily due to improved margins and the acquisition of AW Direct, Inc. The lower operating expenses at headquarters primarily related to severance and benefits in the 2004 first quarter related to organizational changes.

The increase in ROIC was primarily attributable to higher operating earnings, partially offset by a lower asset turnover.

Other Income and Expense

For the 2005 first quarter, “Other Income and Expense” was $6.6 million of income versus $0.4 million of income for the 2004 quarter. The increase was primarily attributable to the following: higher net interest income in 2005 versus 2004, an improvement in the results of unconsolidated entities and gains on the sale of five facilities.

Income Taxes

The Company’s effective income tax rate was 36.9% for the 2005 first quarter and 38.1% for the 2004 first quarter. Excluding the effect of equity in unconsolidated entities, which is recorded net of tax, the effective income tax rate was 37.0% for 2005 and 38.0% for 2004. The change in effective tax rate was the result of a lower tax rate in Canada and the realization of tax benefits related to operations in Mexico.

 *See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

II.  BALANCE SHEET DATA

        Selected Balance Sheet data as of March 31, 2005 (preliminary) and 2004 follow:

	2005	2004
ASSETS	($ in thousands)
Cash and Cash Equivalents	$369,496	$434,732
Accounts Receivable-net (1)	520,228	472,971
Inventories (2)	741,754	654,107
Other Current Assets	153,001	153,885

Total Current Assets	1,784,479	1,715,695
Property, Buildings and Equipment-net (3)	759,395	718,900
Investments in Unconsolidated Entities	26,245	22,253
All Other Assets (4)	282,946	228,730

Total Assets	$2,853,065	$2,685,578

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Maturities of Long-Term Debt	$9,485	$142,562
Trade Accounts Payable	334,956	312,321
Other Current Liabilities	303,480	296,130

Total Current Liabilities	647,921	751,013
Long-Term Debt	--	4,895
All Other Liabilities	83,427	71,556
Shareholders’ Equity (5)	2,121,717	1,858,114

Total Liabilities and Shareholders’ Equity	$2,853,065	$2,685,578

(1)	Accounts receivable-net increased by $47 million, or 10%, due primarily to higher sales.

(2)	Inventories increased by $88 million, or 13%, primarily in the Branch-based Distribution segment, due to volume increases, greater availability of products and market expansion.

(3)	Depreciation and amortization of property, buildings, and equipment amounted to $23 million for the 2005 first quarter and $22 million for the 2004 first quarter.

(4)	Other assets increased $54 million or 24% due primarily to intangibles from the acquisition of the assets of AW Direct, Inc. and increased capitalized software.

(5)	Common stock outstanding as of March 31, 2005 was 90,684,696 shares as compared with 90,341,942 shares at March 31, 2004. The Company repurchased 239,400 shares during the 2005 first quarter. As of March 31, 2005, approximately 6.8 million shares of common stock remained under the current share repurchase authorization.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

III.  CASH FLOW DATA

       The following is a summarized cash flow statement for the three months ended March 31, 2005 (preliminary) and 2004:

	Three Months Ended March 31,
	($ in thousands)
	2005	2004
Cash Flows from Operating Activities:
Net Earnings	$72,792	$62,559
Depreciation and Amortization	26,434	26,353
(Income) Losses in Unconsolidated Entities	(420)	345
(Increase) Decrease in Accounts Receivable – net	(39,256)	(41,609)
(Increase) Decrease in Inventories	(39,655)	6,010
(Increase) Decrease in Prepaid Expenses	(7,543)	(14,496)
Increase (Decrease) in Trade Accounts Payable	43,731	54,856
Increase (Decrease) in Other Current Liabilities	(82,356)	(37,664)
Other – net	38,901	36,697

Net Cash Provided by Operating Activities	12,628	93,051

Cash Flows from Investing Activities:
Additions to Property, Buildings
and Equipment – net	(16,931)	(9,792)
Additions for Capitalized Software	(10,673)	(1,433)
Net Cash Paid for Business Acquisition	(24,838)	--
Other – net	23	975

Net Cash Used in Investing Activities	(52,419)	(10,250)

Cash Flows from Financing Activities:
Net Decrease in Long-Term Debt	--	(4)
Cash Dividends Paid and Purchase of
Treasury Stock – net	(33,467)	(53,480)
Other – net	13,672	3,090

Net Cash Used in Financing Activities	(19,795)	(50,394)

Exchange Rate Effect on Cash and Cash
Equivalents	(164)	(499)

Net (Decrease) Increase in Cash and Cash
Equivalents from beginning of year	$(59,750)	$31,908

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

IV.  BUSINESS SEGMENT RESULTS

BRANCH-BASED DISTRIBUTION

	Three Months Ended
	($ in millions)
	03/31/05	03/31/04	Inc/(Dec)
Sales	$1,242	$1,143	9%
Operating Earnings	$109	$107	2%
Operating Margin	8.8%	9.4%	(0.6	)pp
ROIC*	24.0%	25.4%	(1.4	)pp

North American Branch Network
Number of Branches

	2005 First Quarter
	12/31/04	Opened	Closed	03/31/05
United States
Branch	394	3	(4)	393
Will Call Express	16	2	--	18
Canada	166	2	(4)	164
Mexico	6	--	--	6

Total	582	7	(8)	581

Net Sales – Sales for this segment were up 9% for the quarter, reflecting the stronger North American economy, market share gains and ongoing strategic initiatives in the United States, and a favorable Canadian exchange rate. Partially offsetting these increases was the negative impact from the timing of the Easter holiday in the first quarter of 2005 versus the second quarter of 2004.

Sales in the United States were up 8% versus 2004 reflecting growth across most customer segments, led by the manufacturing and commercial sectors. National account sales within these customer segments were up 12% for the quarter, while sales to government accounts were up 9%.

Results for the market expansion program were as follows:

	2005 First Quarter
	Sales Increase	Percent Complete
Phase 1 (Atlanta, Denver, Seattle)	11%	100%
Phase 2 (Four markets in Southern California)	14%	65%
Phase 3 (Houston, St. Louis, Tampa)	19%	55%

Overall, market expansion contributed 1.3 percentage points to the 9% sales growth.

*See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

BRANCH-BASED DISTRIBUTION (continued)

Sales in Canada increased 12% for the quarter versus 2004 due to a stronger economy and the effect of a favorable Canadian exchange rate. In local currency, daily sales for this business were up 4% due primarily to increased sales in the natural resources sector.

Sales in Mexico were up 15% for the quarter versus 2004 driven by an improving economy, expanded telesales operation, and the 2004 relocation to a larger branch in Mexico City and the 2004 opening of a new branch in Queretaro.

Operating Earnings – Operating earnings for the 2005 first quarter were up 2% compared with the 2004 period, the result of higher sales and increased gross profits, partially offset by operating expenses, which grew faster than sales. Excluding the effects of market expansion in both periods, operating earnings grew 10%.

The gross profit margin was up 0.8pp versus the comparable 2004 quarter. Contributing to the improvement in gross profit margin was positive inflation recovery and the positive effect of product mix.

The operating expense growth was primarily driven by increased costs related to strategic initiatives and higher sales commissions and profit sharing accruals. These increases were partially offset by lower bonus accruals and lower bad debt provisions.

LAB SAFETY

	Three Months Ended
	($ in millions)
	03/31/05	03/31/04	Inc/(Dec)
Sales	$93	$86	9%
Operating Earnings	$14	$12	15%
Operating Margin	14.6%	13.8%	0.8	pp
ROIC*	40.1%	39.1%	1.0	pp

Net Sales – Sales increased 9% for the quarter for Lab Safety, the Company’s direct marketing business, primarily due to the acquisition of AW Direct, Inc. in January 2005 and increased volume in the core product lines. In 2004, Lab Safety participated in Harvest Partners, a customer loyalty program that was later discontinued.

Operating Earnings – Operating earnings for the 2005 first quarter were up 15%. The improvement in operating earnings was due to improved gross profit margins, partially offset by increased operating expenses. Also contributing to the improvement was the benefit from the AW Direct, Inc. acquisition.

*See footnote, page 8.

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

*Footnote:
The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation. ROIC is calculated using annualized operating earnings based on year-to-date operating earnings divided by a four point average for net working assets. Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (non-operating cash), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve. Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees’ profit sharing plans, and accrued expenses.

Forward-Looking Statements

This document may contain forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “may”, “estimated”, “projected” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities and Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

– End –

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

EXHIBIT A
Daily Sales Growth
by Segment

	2005 vs. 2004		2004 vs. 2003
Month	Company	Branch-based Distribution	Lab Safety	Company	Branch-based Distribution	Lab Safety
January	10.4%	10.9%	3.0%	4.7%	3.8%	19.6%
February	10.3%	10.0%	15.2%	5.9%	5.1%	17.4%
March	5.9%	5.6%	8.7%	7.4%	6.8%	16.6%
First Quarter	8.7%	8.7%	9.0%	6.1%	5.3%	18.1%
April				6.1%	5.6%	12.0%
May				8.6%	8.7%	5.9%
June				6.6%	6.5%	7.2%
Second Quarter				7.1%	7.0%	8.3%
July				7.4%	7.0%	13.9%
August				8.9%	8.9%	8.7%
September				8.7%	8.9%	5.5%
Third Quarter				8.4%	8.3%	9.3%
October				9.7%	9.9%	6.3%
November				8.3%	8.7%	2.4%
December				16.2%	16.7%	8.4%
Fourth Quarter				11.3%	11.7%	5.7%
Full year				8.2%	8.0%	10.2%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

EXHIBIT B
Sales by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2005
	Branch-based Distribution	Lab Safety	Totals
Total net sales	1,242,255	93,483	1,335,738
Intersegment net sales	(214)	(644)	(858)

Net sales to external customers	1,242,041	92,839	1,334,880

	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Totals
Total net sales	1,143,056	85,779	1,228,835
Intersegment net sales	(610)	(426)	(1,036)

Net sales to external customers	1,142,446	85,353	1,227,799

2005 vs. 2004
Total net sales	8.7%	9.0%	8.7%
Intersegment net sales	-64.9%	51.2%	-17.2%
Net sales to external customers	8.7%	8.8%	8.7%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005

EXHIBIT C
Operating Earnings by Segment
($000’s)

1st Quarter
	Three Months ended March 31, 2005
	Branch-based Distribution	Lab Safety	Totals
Total operating earnings	108,865	13,628	122,493
Unallocated expenses	--	--	(13,822)
Elimination of intersegment losses	--	--	5

Total consolidated operating earnings	108,865	13,628	108,676

	Three Months ended March 31, 2004
	Branch-based Distribution	Lab Safety	Totals
Total operating earnings	107,146	11,814	118,960
Unallocated expenses	--	--	(18,211)
Elimination of intersegment profits	--	--	(1)

Total consolidated operating earnings	107,146	11,814	100,748

2005 vs. 2004	1.6%	15.4%	7.9%

W.W. Grainger, Inc. Supplemental Financial Information for the First Quarter Ended March 31, 2005